Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2008, accompanying the consolidated financial statements in the Annual Report of Specialized Health Products International, Inc. on Form 10-KSB for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Specialized Health Products International, Inc. on Form S-8 (File No. 333-62596, File No. 333-87998, File No. 333-112293 and File No. 333-119306), Form S-4 (File No. 333-131787) and on Form S-3 (File No. 333-23535 and File No. 333-50481).

/s/ GRANT THORNTON LLP

Salt Lake City, Utah
March 10, 2008